Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2017

FIRST QUARTER FINANCIAL RESULTS

●      Gross Profit Percent Improves 370 Basis Points versus Q1 FY16 on Lower Sales

●      Balance Sheet Remains Strong with $6,383,000 in Net Cash at September 30, 2016

●      Ongoing Initiatives to Further Reduce Cost Structure

●      Global Oil and Gas and Asia Commercial Marine Markets Remain Challenging

RACINE, WISCONSIN — November 1, 2016 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2017 first quarter ended September 30, 2016.

Sales for the fiscal 2017 first quarter were $35,835,000, compared to $37,373,000 for the same period last year. The sales decline for the fiscal 2017 first quarter is primarily the result of lower demand in Asia for the Company’s commercial marine products. Demand for the Company’s oil and gas related products remained depressed through the first fiscal quarter, in line with the global decline in oil and natural gas production.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said: “Over the past six quarters we have taken a number of meaningful actions to align our cost structure for a period of prolonged weakness across many of our end markets. These actions have been difficult and impact many aspects of our business and communities, but are necessary for Twin Disc to weather this challenging cycle. Our proactive approach helped us improve our gross profit percent significantly during the first quarter despite lower volumes. We continue to pursue opportunities to improve efficiencies and reduce costs, with additional workforce reductions recently completed in the second fiscal quarter. It is important to note that these ongoing cost reduction activities do not sacrifice quality or our commitment to our customers, and are solely focused on improving efficiencies and realigning our operations for lower volumes. Based on our conscious decisions to hold strategic inventory, invest in R&D, and maintain a high level of customer service, we expect to gain share in many of our markets as they eventually recover.”

Gross margin for the fiscal 2017 first quarter was 25.6 percent, compared to 21.9 percent for the same period last year. The 370 basis point increase in gross profit percent for the fiscal 2017 first quarter was primarily due to improved operating efficiencies and a global reduction in fixed manufacturing costs, which more than offset the impact of lower volumes.

For the fiscal 2017 first quarter marketing, engineering and administrative (ME&A) expenses declined $2,765,000 to $12,475,000, compared to $15,240,000 for the fiscal 2016 first quarter. The 18.1 percent decline in ME&A expenses in the quarter was primarily due to cost reduction actions taken over the past four quarters, along with reduced pension expense and reduced spending on corporate development.

During the fiscal 2017 first quarter, the Company recorded restructuring charges of $258,000, related to headcount reductions at certain of the Company’s foreign operations.

The fiscal 2017 first quarter effective tax rate was 28.3 percent, compared to the fiscal 2016 first quarter rate of 34.1 percent. Both periods were impacted by non-deductible operating losses in a foreign jurisdiction that is subject to a full valuation allowance. Adjusting both periods for the non-deductible losses, the fiscal 2017 first quarter rate would have been 39.6 percent, compared to 35.2 percent for the fiscal 2016 first quarter. The increase in the fiscal 2017 effective tax rate was primarily a function of jurisdictional mix and reduced foreign tax credits.

Net loss attributable to Twin Disc for the fiscal 2017 first quarter was ($2,696,000), or ($0.24) per diluted share, compared to a net loss attributable to Twin Disc of ($4,323,000), or ($0.39) per diluted share, for the fiscal 2016 first quarter.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were ($1,779,000) for the fiscal 2017 first quarter, compared to ($4,219,000) for the fiscal 2016 first quarter.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “Our balance sheet remains strong and provides us with significant flexibility to withstand the downturn in our markets, while making targeted investments in our business to strengthen our organization. At September 30, 2016, the Company had $16,077,000 in cash and $9,694,000 of borrowings drawn under our $40,000,000 revolving credit facility. Working capital at September 30, 2016, was $87,893,000, compared to $88,904,000, at June 30, 2016, and $97,475,000 at September 25, 2015.   After limited investment in capital expenditures in the fiscal 2017 first quarter, we expect capital expenditures for the full year to be approximately $4,000,000 to $6,000,000, which reflects our plans to continue to conserve capital while investing in modern equipment and facilities, global sourcing programs, and new products.

Mr. Batten concluded: “Our six-month backlog at September 30, 2016 was $33,082,000, compared to $35,709,000 at June 30, 2016 and $37,526,000 at September 25, 2015. As a result of weaker global economic growth and lower oil production, the conditions of many of our markets remain challenging and continue to impact our six-month backlog. However, since the end of the first quarter, activity from customers within our oil and gas market has started to pick up as oil prices have stabilized. While it is too early to declare a turn in our oil and gas cycle, I am encouraged by trends we are beginning to see from customers in this market. Twin Disc has a strong product line of pressure pumping transmissions, and we expect to improve our leadership position as the market recovers.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, November 1, 2016. To participate in the conference call, please dial 877-681-3376 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. November 1, 2016 until midnight November 8, 2016. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 6966203.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(In thousands, except per-share data; unaudited)

	Quarter Ended
	September 30, 2016	September 25, 2015
Net sales	$35,835	$37,373
Cost of goods sold	26,662	29,183
Gross profit	9,173	8,190
Marketing, engineering and administrative expenses	12,475	15,240
Restructuring expense	258	-
Other operating expense (income)	-	(500)
Loss from operations	(3,560)	(6,550)

Interest expense	53	91
Other expense (income), net	110	(158)
Loss before income taxes and noncontrolling interest	(3,723)	(6,483)
Income taxes	(1,052)	(2,208)

Net loss	(2,671)	(4,275)
Less: Net earnings attributable to noncontrolling interest, net of tax	(25)	(48)
Net loss attributable to Twin Disc	$(2,696)	$(4,323)
Loss per share:
Basic loss per share attributable to Twin Disc common shareholders	$(0.24)	$(0.39)
Diluted loss per share attributable to Twin Disc common shareholders	$(0.24)	$(0.39)
Weighted average shares outstanding:
Basic	11,217	11,313
Diluted	11,217	11,313
Dividends per share	$-	$0.09

Comprehensive loss:
Net loss	$(2,671)	$(4,275)
Other comprehensive income:
Benefit plan adjustments, net	672	739
Foreign currency translation adjustment	683	(1,805)
Comprehensive loss	(1,316)	(5,341)
Comprehensive income attributable to noncontrolling interest	(81)	(29)

Comprehensive loss attributable to Twin Disc	$(1,397)	$(5,370)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; unaudited)

	September 30,	June 30,
	2016	2016
ASSETS
Current assets:
Cash	$16,077	$18,273
Trade accounts receivable, net	25,758	25,363
Inventories	67,128	66,569
Prepaid expenses	7,796	7,353
Other	6,920	7,477

Total current assets	123,679	125,035

Property, plant and equipment, net	50,416	51,665
Goodwill, net	5,139	5,120
Deferred income taxes	27,192	25,870
Intangible assets, net	2,136	2,164
Other assets	4,194	4,068

TOTAL ASSETS	$212,756	$213,922

LIABILITIES AND EQUITY
Current liabilities:

Accounts payable	$15,215	$14,716
Accrued liabilities	20,571	21,415

Total current liabilities	35,786	36,131

Long-term debt	9,694	8,501
Accrued retirement benefits	48,469	48,705
Deferred income taxes	809	827
Other long-term liabilities	2,302	2,705

Total liabilities	97,060	96,869

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	10,476	11,761
Retained earnings	172,966	175,662
Accumulated other comprehensive loss	(42,844)	(44,143)
	140,598	143,280
Less treasury stock, at cost (1,660,895 and 1,749,294 shares, respectively)	25,437	26,790

Total Twin Disc shareholders' equity	115,161	116,490

Noncontrolling interest	535	563
Total equity	115,696	117,053

TOTAL LIABILITIES AND EQUITY	$212,756	$213,922

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	Quarter Ended
	September 30, 2016	September 25, 2015

Cash flows from operating activities:
Net loss	$(2,671)	$(4,275)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,916	2,221
Restructuring expenses	219	-
Provision for deferred income taxes	(1,335)	(7,006)
Stock compensation expense and other non-cash changes, net	325	378
Net change in operating assets and liabilities	(1,115)	6,310
Net cash used by operating activities	(2,661)	(2,372)

Cash flows from investing activities:
Proceeds from sale of business	-	3,500
Proceeds from life insurance policy	-	1,907
Acquisitions of fixed assets	(525)	(1,403)
Proceeds from sale of fixed assets	8	79
Other, net	(129)	(185)
Net cash (used) provided by investing activities	(646)	3,898

Cash flows from financing activities:
Borrowings under revolving loan agreement	13,943	22,780
Repayments under revolving loan agreement	(12,751)	(22,315)
Dividends paid to shareholders	-	(1,019)
Dividends paid to noncontrolling interest	(109)	(192)
Excess tax (shortfall) benefits from stock compensation	(133)	52
Payments of withholding taxes on stock compensation	(140)	(190)
Net cash provided (used) by financing activities	810	(884)

Effect of exchange rate changes on cash	301	(542)

Net change in cash and cash equivalents	(2,196)	100

Cash and cash equivalents:
Beginning of period	18,273	22,936

End of period	$16,077	$23,036

Reconciliation of Consolidated net LOSS to EBITDA

(In thousands; unaudited)

	Quarter Ended
	September 30, 2016	September 25, 2015
Net loss attributable to Twin Disc	$(2,696)	$(4,323)
Interest expense	53	91
Income taxes	(1,052)	(2,208)
Depreciation and amortization	1,916	2,221
Earnings (loss) before interest, taxes, depreciation and amortization	$(1,779)	$(4,219)

####